Exhibit 16.2

 Holtz Rubenstein & Co., LLP
 Certified Public Accountants
 Business Advisers

 January 16, 2003


 Securities and Exchange Commission
 450 Fifth Street N.W.
 Washington, D.C.  20459

 Re:  Neurotech Development Corporation
      Commission File Number 0-15179

 Dear Ladies & Gentlemen:

 We have read the statements in Item 4 of Form 8-K filed January 7, 2003 by our former client, Neurotech Development Corporation ("Neurotech"), for the event that occurred on November 21, 2002. We disagree with the statements made in response to that Item insofar as they relate to our Firm, as described below:

 1. The audit fee was not a factor in our resignation. Bernard Artz, Neurotech's Chairman, Chief Executive Officer and Chief Financial Officer, acknowledged that a greater than anticipated level of work was required because of the incomplete state of the Company's books and records and the significance and difficulty in obtaining evidence on the Company's project in China. Bernard Artz verbally agreed to an increase in the audit fee as a result of these factors.

 2. With regards to the testing of the Company's only contract in China, which accounted for 100% of its cost of revenues, we requested confirmation evidence of a material contract with a subcontractor. We told the Company this confirmation could be requested by us directly, or could be requested by our Hong Kong affiliate if the language difference was an issue. The Company's management replied that they believed that such evidence was unnecessary, would be difficult, if not impossible to obtain, and would be detrimental to their business activities. Instead, management wanted us to accept their representations, which we did not consider to be sufficient competent evidential matter.

 3. When we informed the Company that we would not be able to complete the audit without the audit evidence described in Paragraph 2 above, Lawrence Artz, Neurotech's Vice President, threatened our Firm with litigation, both verbally and via e-mail. As a result of this threat, we believed our independence was impaired and we could not continue as the Company's independent auditors.

 Very truly yours,

 /S/ Holtz Rubenstein & Co., LLP
 -------------------------------
 Holtz Rubenstein & Co., LLP


 cc: Bernard Artz, Chairman, Chief Executive Officer and Chief Financial Officer


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